Exhibit 4.11

Contract No.: 02189

DATED            April 2002

TRENCH LIMITED

AND

SHANGHAI INSTRUMENT TRANSFORMER WORKS CO LTD

SHANGHAI SITICO INTERNATIONAL TRADING COMPANY

AND

MWB (SHANGHAI) CO LTD

LINE TRAP TECHNOLOGY HEAD-LICENCE AGREEMENT

1

THIS LINE TRAP TECHNOLOGY HEAD-LICENCE AGREEMENT (the “Agreement”) is made on            April 2002.

BETWEEN

(1)	TRENCH LIMITED (“Licensor”), a company duly organised and existing under the laws of Canada whose registered office is at 71 Maybrook Drive, Scarborough, Ontario M1V 4B6, Canada;

(2)	SHANGHAI INSTRUMENT TRANSFORMER WORKS CO LTD (the “SITW”), a legal person organised and existing under the laws of the PRC and registered with the State Administration of Industry and Commerce whose legal address is at 427 Jumen Road, Shanghai, People’s Republic of China; and

(3)	SHANGHAI SITICO INTERNATIONAL TRADING COMPANY (the “SITICO”), a legal person organised and existing under the laws of the PRC and registered with the State Administration of Industry and Commerce whose legal address is at 111 Jiu Jiang Road, Shanghai, the People’s Republic of China.

(4)	MWB (SHANGHAI) CO LTD (the “Joint Venture Company”), limited liability equity joint venture company organised and existing under the laws of the PRC and registered with the State Administration of Industry and Commerce whose legal address is at No 3658 Jiangcheng Road, Shanghai, the People’s Republic of China.

For the purposes of this Agreement, SITW shall be referred to as the “Licensee” unless otherwise provided. SITICO shall act as the agent of the Licensee only for the import of the Line Trap Technology and Know-how, which shall only be obliged to perform the payment obligations and other related commercial obligations as agent for SITW related to the import of the Line Trap Technology and Know-how. SITICO shall not acquire any rights in relation to this Line Trap Technology and Know-how as a result of entering into this Agreement. SITICO will not be responsible for any breach by the Licensee and the Joint Venture Company.

WHEREAS

(A)	Pursuant to a joint venture contract (the “Joint Venture Contract”) and articles of association each dated 12 November 1992, the Licensee and MWB High Voltage Systems GmbH (“MWB”) (which has since been restructured as Trench Germany GmbH) established the Joint Venture Company.

(B)	Pursuant to the terms of the Restated JV Contract (as defined below), the Combined Coil Products (as defined below) are to be added to the business of the Joint Venture Company.

(C)	The Licensor is the owner of the Line Trap Technology and Know-how relating to the Licensed Products.

(D)	The Parties intend to enter into this Agreement for the license by the Licensor to the Licensee of the right to sub-license the Line Trap Technology and Know-how relating to the Licensed

Products to the Joint Venture Company in the Licensed Territory (in each case as defined below) upon the terms and conditions set forth herein.

NOW IT IS AGREED between the Parties and follows:

1.	DEFINITIONS

1.1	Unless otherwise defined in this Agreement, terms defined in the Restated JV Contract shall have the same meanings when used in this Agreement.

1.2	In addition, the following words and expressions shall have the meanings given to them below when used in this Agreement:

"Approval” means approval of the Amendment by the Examination and Approval Authority.

"Approval Date” means the date on which the Approval is granted.

"Affiliate” means in relation to each Party, any person who is directly or indirectly controlling or controlled by or under direct or indirect common control with such Party and any parent of such Party. For the purposes of this definition, “control” when used with respect to any person means the ownership of over fifty percent (50%) of the voting stock, registered capital or other interest of that person, directly or indirectly, whether through the ownership of voting securities, by contractor otherwise, or the power to appoint the manager or majority of members of the management committee, board of directors or equivalent decision making body.

"Amendment” means the Amendment to the Restated JV Contract and the Amendment to the Restated Articles of Association dated on or about the date of this Agreement.

"Center” has the meaning given in Clause 16.1.

"Combined Coil Products” means the Line Trap Products, Series Reactor Products and Shunt Reactor Products.

"Combined Coil Technology Agreements” means this Agreement, Series Reactor Technology Head Licence Agreement and Shunt Reactor Technology Head Licence Agreement

"Combined Coil Technology and Know-how” means the Line Trap Technology and Know-how, Series Reactor Technology and Know-how and Shunt Reactor Technology and Know-how.

"Conversion Date” means, in relation to the conversion of Renminbi to US Dollars for the purpose of paying the Technology Licence Fee hereunder, the date falling five (5) banking days before the date on which the Technology Licence Fee is due.

"Conversion Rate” means the official exchange rate published by the People’s Bank of China, Shanghai Branch prevailing on the Conversion Date.

"Execution Date” means the date on which this Agreement is signed.

"Effective Term” means the period commencing on the Approval Date and expiring on the date of expiration of the Royalty Term.

"Examination and Approval Authority” means the Ministry of Foreign Trade and Economic Cooperation or the authority entrusted by such Ministry to register this Agreement and approve the Amendment.

"Force Majeure” has the meaning given in Clause 14.1.

"Improvements” means any improvement, modification or alteration to the Licensed Products or to the Line Trap Technology and Know-how.

"Licensed Products” means the products defined in Schedule 1 under the heading “Licensed Coverage”.

"Licensed Territory” means China (but excludes the Hong Kong SAR, Macau and Taiwan).

"Line Trap Products” means the Licensed Products under this Agreement.

"Line Trap Technology and Know-how” means the Licensor’s knowledge, technology and methods necessary for the manufacture, management, quality control, quality inspection, packaging and sale of the Licensed Products and supplied in accordance with this Agreement, whether in written form, drawing or otherwise, and which includes, without limitation, at least the following:

(a)	raw materials, product and process specifications, product formulae, design information and drawings as well as technical specifications of the production equipment and processing specifications;

(b)	technology, techniques, quality control, quality inspection, technology standards and good manufacturing practices required for production;

(c)	information and experience required for installation, testing, use, inspection, repair and maintenance of production equipment;

(d)	information and experience for management of operation procedures, production, quality control, marketing and sales;

(e)	information on marketing, label design, advertising, promotional materials and other techniques;

(f)	information relating to the latest improvements, corrections and developments to or of the technology and know-how licensed under this Agreement; and

(g)	the detailed documents and appendices relating to the content of the technology and know-how licensed under this Agreement, as summarised in Schedule 1.

"Line Trap Technology Head Licence Agreement” means this Agreement.

“Line Trap Test Date” means the date on which Licensor and the Joint Venture Company sign a test report to certify that the 500kv Line Trap manufactured according to Chinese standard specifications using the Line Trap Technology and Know-how has been successfully type tested.

“Parties” means the Licensee, the Licensor and the Joint Venture Company, and “Party” means any of them.

“PRC” or “China” means the People’s Public of China.

“Restated JV Contract” means the restated joint venture contract dated 7 April 2000 as amended by the Amendment between the SITW, Trench Germany GmbH, Trench Switzerland AG and the Licensor.

“Royalty Term” means the period of 9 years and 8 months from the date of issue by the Joint Venture Company of the first commercial invoice for any of the Combined Coil Products .

“Series Reactor Products” means the licensed products under the Series Reactor Technology Head Licence Agreement.

“Series Reactor Technology and Know-how” has the meaning ascribed to it in the Series Reactor Technology Head Licence Agreement.

“Series Reactor Technology Head Licence Agreement” means the agreement titled “Series Reactor Technology Head Licence Agreement” between the parties dated on or about the same date as this Agreement.

“Shunt Reactor Products” means the licensed products under the Shunt Reactor Technology Head Licence Agreement.

“Shunt Reactor Technology and Know-how” has the meaning ascribed to it in the “Shunt Reactor Technology Head Licence Agreement.

“Shunt Reactor Technology Head Licence Agreement” means the agreement titled “Shunt Reactor Technology Head Licence Agreement” between the parties dated on or about the same date as this Agreement.

“Sub-Licence Agreement” means the agreement entered into between SITW, the Licensor and the Joint Venture Company for the license of Combined Coil Technology and Know-how dated on or about the date of this Agreement.

“Technical Documentation” means documentary materials relating to the Combined Coil Technology and Know-how furnished to the Joint Venture Company by the Licensor in accordance with this Agreement (as summarised in Schedule 1) and the other Combined Coil Technology Agreements.

“Technical Service Agreement” means the agreement between the Licensor and the Joint Venture Company for the provision of technical services dated on or about the date of this Agreement.

“Technology Licence Fee” has the meaning given in Clause 4.1.

“US Dollar” or “US$” means the lawful currency of the United States of America.

1.3	The table of contents and headings to the Clauses and Schedules are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	In this Agreement, unless the context otherwise requires:

(a)	references to Clauses and Schedules are to the clauses of and the schedules annexed to this Agreement;

(b)	words importing the plural shall include the singular, and vice versa; and

(c)	references to a “person” shall be construed as including references to an individual, enterprise, firm, partnership, consortium, joint venture, association, joint stock company, trust, unincorporated organisation or governmental or non governmental organisation, whether or not having separate legal personality.

2.	SCOPE AND CONTENTS OF LINE TRAP TECHNOLOGY AND KNOW-HOW

2.1	Subject to the terms and conditions contained herein, the Licensor hereby grants within the Licensed Territory to the Licensee and the Licensee hereby accepts from the Licensor, an exclusive, non-transferable licence of the Line Trap Technology and Know-how for the Effective Term, granted strictly in accordance with the terms of this Agreement and only to the extent that the Licensee sub-licence, strictly in accordance with the terms of the Sub-Licence Agreement the Line Trap Technology and Know-how, together with the Series Reactor Technology and Know-how and Shunt Reactor Technology and Know-how, to the Joint Venture Company in connection with the manufacture and sale of the Combined Coil Products, including Licensed Products by the Joint Venture Company in the Licensed Territory. Nothing in this Agreement shall entitle the Licensee to use the Line Trap Technology and Know-how other than to sub-licence the same to the Joint Venture Company.

2.2	The Licensor shall send experts or technical personnel and provide complete, timely and adequate technical support to provide the Line Trap Technology and Know-how to the Joint Venture Company as specified in the agreed training program pursuant to this Agreement, the Sub-Licence Agreement and the Technical Service Agreement. The experts and technical personnel may be employees of the Licensor or be retained by the Licensor from other sources. The Line Trap Technology and Know-how shall be transferred after the training program has been formulated and agreed by the Joint Venture Company and the Licensor.

2.3	In the event that the Licensee or the Joint Venture Company encounter technical difficulties that the Parties recognise that the Licensee or, as the case may be, the Joint Venture Company cannot resolve by itself, the Licensor shall, send experts or technical personnel to assist in resolving such technical problems as provided in Clause 3.2 of the Technical Service Agreement.

2.4	2.4.1	During the Effective Term, if the Licensee and/or Joint Venture Company makes or acquires any Improvements relating to the Licensed Products it shall, to the extent that it is not prohibited by any applicable law:

(a)	promptly notify the Licensor in writing giving details of the Improvements and shall provide the Licensor with such information or explanations as the Licensor may request; and

(b)	procure that the Licensor may legally and effectively own and use the Improvements to enable the Licensor to grant the Licensee a non-exclusive licence to use the Improvements free of charge for the sole purpose of sub-licensing the same to the Joint Venture Company in accordance with the Sub-Licence Agreement.

2.4.2	If any applicable law prohibits ownership by Licensor of any Improvement made or acquired by the Joint Venture Company then such Improvement shall be owned and used by the Joint Venture Company subject as provided below:

(a)	Clause 2.4.2 shall by only relate to Improvements made or acquired whilst the relevant prohibition is in force in China;

(b)	The Joint Venture Company shall own and use the Improvement subject to the same conditions as apply to its use of the Line Trap Technology and Know-how;

(c)	The relevant Improvement shall be forthwith exclusively licensed to the Licensor for as long as required by the Licensor free of charge and unconditionally; and

(d)	The Joint Venture Company shall not sell or dispose of any interest in or to the Improvement without the consent of the Licensor.

2.5	If the Licensor makes or acquires any Improvements relating to the Licensed Products it shall, within twelve (12) months after the Improvements have been verified in commercial production by the Licensor, provide the Licensee details of the Improvements and such information or explanations as the Licensee may request for the sole purpose of sub-licensing the Improvements to the Joint Venture Company, subject to the restriction of Clause 2.1, free of charge.

2.6	The Licensee shall not (i) assign or otherwise transfer the Line Trap Technology and Know-how, or any other rights granted to it under this Agreement, to any third party, or (ii) sub-license the Line Trap Technology and Know-how to any entity other than the Joint Venture Company without the prior written consent of the Licensor.

2.7	Upon the expiry of this Agreement, the Licensee may continue to use the Line Trap Technology and Know-how (but solely to the extent and for the purpose referred to in Clause 2.1) without entering into a new technology licence agreement provided that the Licensee shall remain subject to the following provisions of this Agreement: 2.4, 2.6, 2.11 3, 9, 10, 12, 15, 16, 19, 20 and 21. However, if after the expiration of this Agreement, the Licensee requests to use or licence any know-how newly developed by the Licensor after the expiration of this Agreement for any purpose whatsoever, the Parties shall enter into a new technology know-how licence agreement and register the same with the Examination and Approval Authority.

2.8	The Licensor and the Joint Venture Company shall formulate a training program for personnel of the Joint Venture Company to master the Combined Coil Technology and Know-how, including the Line Trap Technology and Know-how licensed hereunder, and shall specify the qualifications of personnel suitable for receiving such training. The Licensor shall be responsible for such training in order to ensure that employees of the Joint Venture Company receive adequate training in the design and manufacture of the Licensed Products.

2.9	If such training as aforesaid is to be conducted within the PRC, the Licensor will be responsible for expenses relating to travel and lodging (including food) of its personnel sent to the Joint Venture Company for conducting such training and the Joint Venture Company shall bear all other expenses relating thereto. If the Joint Venture Company retains experts who are not employees of the Licensor or its Affiliates to conduct training in China, the Joint Venture Company shall bear all related expenses.

2.10	If such training as aforesaid is to be conducted outside the PRC, the Joint Venture Company shall be responsible for expenses relating to travel and lodging (including food) of personnel of the Joint Venture Company sent for such training and the Joint Venture Company shall be responsible for all other expenses relating thereto.

2.11	The Licensee shall obtain the prior written approval of the Licensor before permitting the Joint Venture Company to proceed with each proposed use by the Joint Venture Company of any of the Combined Coil Technology and Know-how, including the Line Trap Technology and Know-how. If the proposed use is not in conformity with this Agreement, the Licensor may, in its sole discretion, refuse to approve such a proposal, or may amend the proposal to bring it into conformity with this Agreement within a reasonable period from the receipt of the proposed use, and the Licensee shall, accept such refusal or amendment.

3.	COMPLIANCE WITH LAWS

The Licensee shall, observe and comply with all laws, rules and regulations applicable to the sub-licensing of the Licensed Products in the Licensed Territory. The Licensee shall, at its own cost and expense, secure and maintain all necessary governmental permits, licences and approvals, and will fulfil all other requirements and undertakings related to this Agreement which are or may become necessary under any law or regulation, now or hereafter existing in the PRC, to enable the Parties to exercise, enforce and enjoy all of the rights and obligations contained in this Agreement, including, but not limited to, registration certificate required from the Examination and Approval Authority and approvals if any necessary to enable the payment and remittance of the Technology Licence Fee to the Licensor in accordance with Clause 4.

4.	PAYMENTS

4.1	The Licensee shall pay through SITICO to the Licensor a technology licence fee (the “Technology Licence Fee”) in an amount of One Million US Dollars (US$1,000,000) on or before 30 June 2003. This date may be extended to the Line Trap Test Date if the Line Trap Test Date is later than 30 June 2003 although it is expected that the Line Trap Test Date shall not be later than 30 June 2003. In any event, payment shall only be required after receipt by Licensee and SITICO of the commercial invoice and payment instruction issued by the Licensor.

4.2	The Licensee and SITICO shall pay the Technology Licence Fee to such account or accounts as shall be specified in writing by the Licensor to the Licensee.

4.3	All relevant bank charges incurred with respect to the payment of the Technology Licence Fee in the PRC shall be borne by the Licensee and SITICO.

4.4	In the event the Licensee and SITICO are unable to pay the Technology Licence Fee in US Dollars or another foreign currency acceptable to the Licensor as a result of any change in the foreign exchange laws or interpretation or application thereof, the Licensee and SITICO may, upon obtaining the prior written agreement of the Licensor, pay the Technology Licence Fee in RMB. In such case, the Licensee and SITICO shall assist the Licensor to convert the RMB into US Dollars or another foreign currency acceptable to the Licensor at the Conversion Rate on the Conversion Date, but the foreign exchange risk and related costs shall be borne by the Licensor.

5.	TAX

5.1	Where the Licensee and SITICO are required under PRC law to withhold tax (including business tax) on the Technology Licence Fee receivable by the Licensor under this Agreement, the Licensee and SITICO shall withhold the same and pay over the same to the relevant PRC tax authority on behalf of the Licensor. The Licensee and SITICO undertake to deliver promptly to the Licensor all receipts, certificates or other proof evidencing each amount withheld and paid by the Licensee and SITICO on account of such tax.

5.2	The Licensee and SITICO agree and undertake to assist the Licensor to the greatest extent possible in applying for all tax benefits that the Licensor may be entitled to under Chinese law.

5.3	All taxes to be levied inside and outside PRC on Licensor in connection with the payment made to the Licensor under this Agreements shall be borne by the Licensor.

6.	TECHNICAL DOCUMENTATION

The Licensor shall have the right to make necessary amendments to the Technical Documentation from time to time.

7.	VERIFICATION AND ACCEPTANCE

7.1	As soon as is practicable after delivery of the Technical Documentation, the Licensor and the Joint Venture Company shall conduct test-runs to determine whether the equipment of the Joint Venture Company can produce the Licensed Products at quality standards which satisfy the quality standards specified by the Licensor’s Line Trap Technology and Know-how. After the conduct of successful test-runs, the Licensor and the Joint Venture Company shall sign an acceptance certificate to such effect.

7.2	Test runs of equipment shall be conducted jointly by the Licensor and the Joint Venture Company. A test run is the testing of installed machinery with respect to performance (speed and capacity) and quality.

7.3	Neither the Licensor nor the Licensee shall be responsible for the Joint Venture Company’s losses resulting from:-

(a)	the raw materials purchased by the Joint Venture Company directly or indirectly not conforming to the raw material standards in the Technical Documentation:

(b)	lack of experience of the Joint Venture Company’s personnel in manufacturing the Licensed Products resulting in errors; or

(c)	Force Majeure.

8.	QUALITY AND INSPECTION

8.1	The Licensee shall, sub-licence the Joint Venture Company to, manufacture, store, analyse, test and sell the Licensed Products only in strict accordance with the Line Trap Technology and Know-how supplied by the Licensor.

9.	CONFIDENTIALITY

9.1	The Licensee shall, on and from the Execution Date, during the term of this Agreement and within five (5) years after its termination or expiration for any reason, keep confidential and not, for any purpose other than the performance of its obligations under this Agreement, make use of or disclose to any other person otherwise than in accordance with Clause 9.2 or with the prior written consent of the Licensor, the scope and content of the Combined Coil Technology and Know-how including the Line Trap Technology and Know-how, including but not limited to, information contained in the Technical Documentation (if any has been delivered to the Licensee), and any other information disclosed (whether in writing, verbally or by other means) by or on behalf of the Licensor, unless such technology and know-how is public knowledge or is otherwise required by applicable laws or regulations or by an order of a court having competent jurisdiction.

9.2	During the Effective Term, the Licensee may disclose information which is confidential under Clause 9.1 to the Joint Venture Company or their respective employees, but only to the extent necessary for the purposes of this Agreement and provided such employees have signed a confidentiality agreement in the form set out in Schedule 2.

9.3	The Licensee shall at its own expense, take such steps as the Licensor may require to enforce the terms of any confidentiality contract executed pursuant to Clause 9.2 including, but not limited to, the initiation, prosecution and enforcement of any legal proceedings.

10.	CLAIMS AND INFRINGEMENTS

10.1	The Licensee shall immediately notify the Licensor of any claim, or any fact which may lead to a claim, of any nature by a third party that the sub-licensing of the Line Trap Technology and Know-how by the Licensee the use of the Line Trap Technology and Know-how by the Joint Venture Company is or may be an infringement of a patent or other proprietary right of such third party, but otherwise shall take no action relating to such claim or infringement without the Licensor’s written consent. The Licensor shall advise the Licensee whether it wishes to conduct a defence of any such claim. Should the Licensor elect to conduct such a defence, it shall do so at its own expense, and the Licensor shall have sole control of such defence and the Licensee shall give all reasonable assistance to the Licensor to enable it to do so.

10.2	The Licensor shall indemnify the Licensee and bear related costs for any claims, losses, damages, proceedings sustained by the Licensee in relation to any claims that may be made against the Licensee pursuant to Clause 10.1, unless such claims, losses, damages, proceedings result from the default by the Licensee of their obligations under this Agreement or the use of Line Trap Technology and Know-how by the Licensee otherwise than in accordance with this Agreement.

10.3	If any third party takes any action in connection with the sub-licensing of the Line Trap Technology and Know-how by the Licensee and thereby hinders the Licensee from sub-licensing the Line Trap Technology and Know-how to the Joint Venture Company for the manufacture, packaging or sale of the Licensed Products, the Licensor shall be responsible for taking action, including defending any legal claim or reconciling with a third party to remove such hindrance.

10.4	In the event that the Licensor elects not to take action under Clause 10.3, the Licensee may, with the written consent of the Licensor, take action in relation to the relevant infringement, and the Licensor shall reimburse the Licensee for any costs and expenses incurred for taking such action and give all reasonable assistance in connection therewith.

10.5	Notwithstanding the foregoing, the Licensee shall not enter into any compromise, settlement or agreement with any person or entities relating to the Line Trap Technology and Know-how otherwise than with the written consent of the Licensor.

11.	WARRANTIES

11.1	The Licensor hereby represents and warrants to the Licensee that it has the right to license the Line Trap Technology and Know-how to the Licensee in accordance with this Agreement and such licensing does not violate the relevant laws of the jurisdictions of the Licensor and shall not infringe any third party rights, and that the Line Trap Technology and Know-how, and the relevant technical assistance, guidance and training, shall be sufficient to enable the quality of the Licensed Products to reach the specifications and standards required by this Agreement.

11.2	The Licensor shall use all reasonable endeavours to ensure that the Technical Documentation shall be readable, complete and accurate in English. The Licensee shall notify the Licensor in writing within four (4) months after receipt thereof if any of the Technical Documentation is not readable, complete or accurate and the Licensor shall correct or replace the defective portions of the Technical Documentation free of charge to the Licensee. In the absence of a written notice from the Licensee to the Licensor within the four (4) month period, the Technical Documentation in question shall be deemed to have been approved and accepted by the Licensee.

11.3	The Licensee and SITICO warrant that it will neither contest, deny or dispute the exclusive right of the Licensor in the Line Trap Technology and Know-how or the validity or enforceability of the Line Trap Technology and Know-how in the PRC or any other country, nor will they assist anyone else to do so. Each of the Licensee and SITICO agrees that it shall not, take any action of any kind inconsistent with the Licensor’s rights in the Line Trap Technology and Know-how, and acknowledges that nothing in this Agreement confers upon either the Licensee or SITICO a proprietary interest of any kind in and to any of the Line Trap Technology and Know-how or simulations thereof.

12.	TERM AND TERMINATION

12.1	This Agreement shall take effect on the Execution Date and shall remain in full force and effect thereafter until the last day of the Effective Term subject to Clause 2.7 unless terminated earlier pursuant to Clause 12.2 provided that if the Restated JV Contract or the Sub-Licence Agreement of any of the Combined Coil Technology Agreements is terminated prior to the expiration of its term, this Agreement shall automatically terminate with immediate effect from the date of termination of the Restated JV Contract or the Sub-Licence Agreement of any of the Combined Coil Technology Agreements (as the case may be), except that termination shall not affect:

(a)	The accrued rights and obligations of the Parties at the date of termination; and

(b)	The continued existence and validity of the rights and obligations of the Parties under those clauses which are expressed to survive termination and any provisions of this Agreement necessary for the interpretation or enforcement of this Agreement.

12.2	This Agreement may be terminated:

12.2.1	by any Party giving notice to the other Parties if another Party has committed a material breach of this Agreement and such breach, if capable of remedy, has not been so remedied within sixty (60) days following receipt of such notice;

12.2.2	by any Party giving notice to the other Parties in the event that an event of Force Majeure continues for a period of twelve (12) consecutive months that causes the Joint Venture Company to cease the production and sale of the Licensed Products and the Parties have been unable to find an equitable solution pursuant to Clause 14;

12.2.3	by any Party giving notice to the other Parties if at any time during the term of this Agreement, the government of the PRC or of Canada or any agency thereof should require any material alteration or modification or termination of the contractual rights or obligations of any Party pursuant to this Agreement which has the effect of preventing any Party from performing its contractual obligations or from achieving its business objectives.

12.2.4	by any Party giving notice to the other Parties if another Party becomes bankrupt, or insolvent, or is the subject of proceedings or arrangements for liquidation or dissolution, or ceases to carry on business, or becomes unable to pay its debts as they become due; or

12.2.5	by the Licensor giving notice to the Licensee and the Joint Venture Company if the aggregate of the interests of the Licensor and any of its Affiliates in the Joint Venture Company is or becomes less than fifty percent (50%) of the registered capital of the Joint Venture Company as a result of any change in or requirement of Chinese law or any act of any Chinese governmental agency or court.

12.3	Either Party electing properly to terminate this Agreement pursuant to Clause 12.2 shall have no liability to the other Party for damages arising solely from the exercise of such right.

12.4	Upon expiration or termination of this Agreement, all amounts then due and unpaid to the Licensor by the Licensee hereunder shall forthwith become due and payable by the Licensee to the Licensor.

12.5	All the Combined Coil Technology and Know-how, including the Line Trap Technology and Know-how and the Technical Documentation (if any has been delivered to the Licensee), recorded in any material form including but not limited to any written records shall be returned by the Licensee to the Licensor forthwith upon the termination of this Agreement. The Licensee agrees on behalf of itself and its employees that no copies of the Combined Coil Technology and Know-how, including the Line Trap Technology and Know-how, in any material form or of the Technical Documentation shall be made or retained upon and after the termination of this Agreement.

13.	AGENCIES

The Parties are independent contractors, and nothing in this Agreement shall be construed to constitute any Party to be the agent, partner, legal representative, attorney or employee of any other Party for any reason whatsoever except as specifically set out in this Agreement. No Party shall have the power or authority to bind the other except as specifically set out in this Agreement.

14.	FORCE MAJEURE

14.1	“Force Majeure” means all events which are beyond the control of the Parties to this Agreement, and which are unforeseen, or if foreseen, unavoidable, and which prevent total or partial performance by any Party. Such events shall include but are not limited to any explosions, shipwrecks, acts of nature or the public enemy, fires, flood, sabotage, accidents, strikes, wars, riots, insurrections, and any other similar contingency.

14.2	If an event of Force Majeure occurs, to the extent that any contractual obligation of any Party cannot be performed as a result of such event, such contractual obligation shall be suspended while the Force Majeure subsists and the due date for performance thereof shall be automatically extended, without penalty, for a period equal to such suspension.

14.3	The Party encountering Force Majeure shall, within fifteen (15) days of the relevant event, notify the other Parties and furnish valid proof of the occurrence of such Force Majeure. Within a reasonable period thereafter that Party shall provide the other Parties with evidence of the Force Majeure issued by a relevant agency. The Party encountering Force Majeure shall also use all reasonable endeavours to minimise the Force Majeure.

14.4	In the event of Force Majeure, the Parties shall immediately consult with each other in order to mutually agree an equitable solution (which may involve early termination of this Agreement, deletion of certain provisions thereof or extension of the term of this Agreement) and shall use all reasonable endeavours to minimise the consequences of such Force Majeure.

15.	LIABILITY FOR BREACH

15.1	(1)	The Licensee shall indemnify and hold the Licensor indemnified against all losses, liabilities, costs, claims, actions, damages, expenses or demands, but excluding consequential loss or loss of profits, which the Licensor may incur, or which may be made against the Licensor as a result of or in relation to any breach by the Licensee of its obligations under this Agreement or arising out of any use of the Line Trap Technology and Know-how by the Licensee which is not in accordance with this Agreement. For the avoidance of doubt the payments referred to in Clause 4 are not considered profit for the purpose of this Clause.

	(2)	SITICO shall indemnify and hold the Licensor indemnified against all losses, liabilities, costs, claims, actions, damages, expenses or demands, but excluding consequential loss or loss of profits, which the Licensor may incur, or which may be made against the Licensor as a result of or in relation to any breach by SITICO (for which SITICO is responsible) of its obligation to perform the payment obligations and other related commercial obligations as agent for SITW related to the import of the Line Trap Technology and Know-how.

15.2	The Licensor shall each indemnify and hold the Licensee and SITICO indemnified against all losses, liabilities, costs, claims, actions, damages, expenses or demands, (but excluding consequential loss or loss of profits,) which the Licensee may incur, or which may be made against the Licensee and SITICO as a result of or in relation to any breach by the Licensor of its obligations under this Agreement.

15.3	If any of the obligations in this Agreement cannot be performed due to the fault of all of the Parties, each party shall bear the responsibility for breach of contract in accordance with the extent of each party’s fault.

16.	SETTLEMENT OF DISPUTES

16.1	Any dispute or difference of any kind whatsoever arising out of or in connection with this Agreement or any of the agreements contemplated herein, including any question in connection with the existence, construction, interpretation, validity, termination or implementation of this Agreement or of any of the agreements contemplated herein, shall be referred to and finally settled by the Singapore International Arbitration Center (the “Center”) in accordance with the applicable arbitration rules of the United Nations Commission on International Trade Law.

16.2	The arbitration tribunal shall be composed of three (3) arbitrators. The Licensor and SITW each hereto shall be entitled to appoint one (1) arbitrator and the Center shall appoint the third (the Chairman) who shall not be a national of the country of incorporation of any Party. The place of arbitration shall be Singapore. The language to be used in any arbitration proceedings shall be English.

16.3	Any award made by the arbitration tribunal shall be final and binding on all Parties, who hereby exclude any right of appeal to any court which might otherwise have jurisdiction in the matter, and shall be enforceable in any country which is a signatory to the 1958 New York Convention.

16.4	No arbitration of any dispute or difference shall commence unless the Parties have attempted genuinely to settle the same amicably within a period of thirty (30) days after the date of the giving of a written notice of arbitration by one Party hereto to the other Parties, which notice shall describe generally the nature of the dispute.

16.5	The costs of arbitration shall be borne by the losing Party or Parties, unless otherwise determined by the arbitration award.

16.6	When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to fulfil their respective obligations (and shall be entitled to exercise their rights) under this Agreement.

17.	ASSIGNMENT

The Licensor may, without the written consent of the Licensee or the Joint Venture Company and without any further registration with the Examination and Approval Authority, have this Agreement in whole or in part performed by any one or more of its Affiliates, and may assign this Agreement to any company which may become a successor of the Licensor. The Licensor is only required to give notice to the Licensee and the Joint Venture Company of such an assignment.

18.	APPROVAL AND REGISTRATION AND FURTHER ASSURANCE

18.1	Within thirty (30) days of the Execution Date, the Licensee and SITICO shall file an application for this Agreement (in Chinese and English) with the Examination and Approval Authority for registration. The Licensee and SITICO shall bear the costs in relation to such application.

18.2	Immediately after the Execution Date, the Licensee shall submit the Amendment to the Examination and Approval Authority for Approval.

18.3	The Licensee shall advance all necessary fees and expenses for the Approval and shall be reimbursed for the amounts so advanced from the funds of the Joint Venture Company, provided that such fees and expenses are fully and properly documented, and are paid directly to the relevant government authority and not to any service company or intermediary and are reasonably and necessarily incurred after consultation with the Licensor.

18.4	Without limiting Clause 18.1, and Clause 18.2 each Party must promptly at its own cost do all things necessary (including executing documents and obtaining all necessary governmental permits, licenses and approvals which are or may become necessary under any law or regulation, now or hereafter existing in the PRC) to enable the Parties to exercise, enforce and enjoy all of the rights and obligations contained in this Agreement.

19.	NOTICES

19.1	Any notice or other communication provided for in this Agreement shall be in writing in the English and Chinese languages and shall be delivered personally or sent by telefax to the person, address or telefax referred to below or to such other person, address or telefax number as a Party may specify by notice in writing to all the other Parties:

(a)	if to the Licensor, to:

Name: Trench Limited

Address: 71 Maybrook Drive, Scarborough, Ontario, M1V 4B6, Canada

Facsimile: 1-416-2987083

Marked for the attention of: John Finlay

(b)	if to the Licensee, to:

Name: Shanghai Instrument Transformer Works Co. Ltd.

Address: 427 Jumen Road, Shanghai, People’s Republic of China

Facsimile: 8621-63014591

Marked for the attention of: Zhang Wei Guo

(c)	if to SITICO

Name: Shanghai SITICO International Trading Company

Address: SITICO Building, 111 Jiu Jiang Road, Shanghai, China

Facsimile: 8621-63291824 8621-63291096

Mark for the attention of: Zhang Le Shou

other.

(d)	if to the Joint Venture Company

Name: MWB (Shanghai) Co. Ltd.

Address: No 3658 Jiangcheng Road, Minhang Shanghai China 200245

Facsimile: 8621-64637828

Mark for the attention of: Xu Ying

19.2	In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

(a)	if delivered personally, when left at the address referred to in Clause 19.1;

(b)	if sent by facsimile, when clearly received in full.

19.3	Notices given under any of the Combined Coil Technology Agreements shall be deemed to be a notice given under this Agreement and notice given under this Agreement shall be deemed to be notice given under all of the Combined Coil Technology Agreements.

20.	GENERAL

20.1	The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

20.2	This Agreement shall be governed by and interpreted in accordance with Hong Kong law.

20.3	This Agreement shall be written and executed in both Chinese and English language versions. Each Party agrees that each language version is an accurate translation of the other and that both versions carry the same legal effect.

20.4	Should any Clause or any part of any Clause contained in this Agreement be declared invalid or unenforceable for any reason whatsoever, all other Clauses or parts of Clauses contained in this Agreement shall remain in full force and effect.

20.5	This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous agreements.

20.6	If there is any conflict or inconsistency between the provisions of this Agreement and the Restated JV Contract, the provisions of the Restated JV Contract shall prevail.

20.7	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

20.8	This Agreement shall be executed in six (6) originals in English and six (6) in Chinese.

20.9	This Agreement, the Series Reactor Technology Head Licence Agreement, the Shunt Reactor Technology Head Licence Agreement are interdependent and must be signed at the same time. Default by a party under the any of these agreements may be treated by the other party as default under this Agreement.

IN WITNESS WHEREOF each of the Parties hereto has caused this Agreement to be executed by its duly authorised representative on the date first set forth above.

TRENCH LIMITED

/s/ John Finlay

Name: John Finlay
Title: Executive Vice President, North America and International
Nationality: Canadian

SHANGHAI INSTRUMENT TRANSFORMER WORKS CO. LTD.

/s/ Zhang Wei Guo

Name: Zhang Wei Guo
Title: Director
Nationality: Chinese

SHANGHAI SITICO INTERNATIONAL TRADING COMPANY

/s/ Zhao Jun Bo

Name: Zhao Jun Bo
Title: General Manager
Nationality: Chinese

MWB (SHANGHAI) CO LTD

/s/ John Finlay

Name: John Finlay
Position: Authorised Signatory
Nationality: Canadian

SCHEDULE 1

LIST OF LICENCED PRODUCTS AND MAIN CONTENTS OF TECHNICAL DOCUMENTATION

1.	Licensed coverage

Dry type air core coil technology for Line Traps 69 — 800KV.

2.	Main contents

2.1	Design & Know How

Complete designs and know how for the entire range according to IEC & ANSI standard, such as:

(1)	Design Software — Electrical & Mechanical

(2)	Design Costs — Material & Labour Hours

(3)	Standard labour hours

(4)	Standard parts drawings

(5)	Typical drawing for one specific rating of each

2.2	Technical documentation, such as:

(1)	Manufacturing Procedures

(2)	Material Specifications

(3)	QA Manual

(4)	List of required manufacturing equipment

(5)	List of required routine test equipment

(6)	Welding standards

(7)	Test & Inspection Plan

(8)	Incoming material inspections and tests

(9)	In-house quality test procedures

(10)	Inspection standards

(11)	In-process and final test procedures

(12)	The drawings for main tools & equipment and operational procedures for assembling.

(13)	Measures for quality assurance

(14)	Completed test items (incl. type test & routine test) and procedures

(15)	The list & specification of test equipment for routine tests, requirement on testing equipment and testing circuit, etc.

(16)	Other necessary documentation

SCHEDULE 2

EMPLOYEE CONFIDENTIALITY AGREEMENT

I                      [name], [position] of Transformer Shanghai Instrument Transformer Works (“SITW”) [or MWB (Shanghai) Co., Ltd. or name of subcontractor] (“Employer”) hereby represent, warrant and agree to keep confidential the Combined Coil Technology and Know-how, the Technology Sub-Licence Agreement, dated [        ] between SITW, Trench Limited (as “Contractor”) and MWB (Shanghai) Co Ltd (the “Joint Venture Company”) and the Line Trap Reactor Head Licence Agreement, Shunt Reactor Technology Head Licence Agreement and the Series Reactor Technology Head Licence Agreement all dated [        ] between Trench Limited, SITW, Shanghai SITICO International Trading Company and the Joint Venture Company, Technical Documentation and all other information, technical data or know-how as follows:

1.	During the term of my employment with the Employer and after the termination thereof, I shall not, unless expressly required by law or a court order in the PRC, directly or indirectly, disclose by any means to any person, firm, enterprise, corporation or government agency or organisation in or of the People’s Republic of China or any other country, any information, whether in oral, written, pictorial, graphic or recorded form, concerning the design, manufacture, application, inspection, testing, maintenance, packaging, marketing or sale of the Combined Coil Products or any part of them or any other relevant information which may come to my knowledge or possession or be disclosed to me by the Joint Venture Company or Trench Limited because of or as a result of my employment by the Employer (hereinafter collectively referred to as the “Confidential Information”).

2.	Without limiting in any way the foregoing agreement and obligation, I hereby agree that all printed, written, recorded or other materials containing or relating to the Confidential Information, prepared by me or which comes into my possession or knowledge during my employment with the Employer, are and shall remain to be the property of the Joint Venture Company, the Contractor or SITW (as the case may be), and, if requested by the Joint Venture Company, the Contractor or SITW or upon the termination of my employment with the Employer, all such materials, including all prints, copies or duplicates thereof, shall be either disposed of or returned to the Joint Venture Company or the Contractor in accordance with the Joint Venture Company’s, SITW’s or the Contractor’s instruction.

3.	In consideration of the disclosure to me of the Confidential Information, I further agree that I will not, following termination of my employment with the Employer, directly or indirectly, engage in the manufacture of the Combined Coil Products or any part of them by making use of the Confidential Information.

4.	I enter into this Contract with the express purpose and intent that either the Joint Venture Company, SITW and the Contractor derive benefits either herefrom, and I further understand and acknowledge that SITW, the Joint Venture Company [name of subcontractor] and the Contractor or any of them, shall have the right to enforce this Contract against me should I be deemed to have violated this Contract in any manner.

Terms defined in the Technology Sub-Licence Agreement shall have the same meanings when used in this Agreement.

Signed this                      day of                     , 2002.

 Name:
Position:

This Confidentiality Agreement is for the benefit of the undersigned:

TRENCH LIMITED

Name:
Position:

MWB (SHANGHAI) CO LTD

Name:
Position:

SHANGHAI INSTRUMENT TRANSFORMER WORKS CO., LTD.

Name:
Position: